UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 19, 2006

GEORGE FOREMAN ENTERPRISES, INC.
(Exact name of Registrant as Specified in Charter)

Commission File Number: 000-26585

DELAWARE (State or Other Jurisdiction of Incorporation)	54-1811721 (I.R.S. Employer Identification No.)
100 N. WILKES-BARRE BLVD, 4TH FLOOR, WILKES-BARRE, PA (Address of Principal Executive Office)	18702 (Zip Code)
Issuer’s telephone number, including area code (570) 822-6277

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On December 19, 2006, the new independent accountants engaged by the Company to review its financial statements for the quarter ended September 30, 2006 advised the Company that, in their view, the original accounting for its transaction involving Mr. George Foreman and George Foreman Productions, Inc. (the "Foremans") on August 15, 2005, whereby, among other things, certain trademarks and rights to the name, image, signature, voice, likenesses, caricatures, sobriquets and all other identifying features and indicia of Mr. Foreman were assigned to a majority controlled subsidiary of the Company, George Foreman Ventures, LLC (“Ventures”), in exchange for membership units in Ventures, exchangeable into approximately 35% of the common shares of the Company, was not in accordance with accounting standards generally accepted in the United States of America.

The transaction was originally reported by recording a liability for “mandatorily redeemable financial instrument of the subsidiary of the Company” of $8,278,864, with a corresponding expense in the same amount. As a result, the Company reported a net operating loss of $8,821,764 and $9,263,991 for the three months and nine months, respectively, ending September 30, 2005. Subsequently, the Company recorded an adjustment with respect to the original transaction, in the quarter ended March 31, 2006, in the amount of $1,079,852, which reduced the mandatorily redeemable financial instrument liability with a corresponding gain reported in operating income for the three months ended March 31, 2006.

The Company’s new independent accountants have informed the Company that they believe the proper accounting is likely to reflect the acquisition of an intangible asset related to the George Foreman trademarks and other rights with a corresponding increase in stockholders’ equity for the value of the common shares of the Company expected to be received by the Foremans upon exercise of the exchange feature of the Ventures units. The impact of the accounting treatment considered proper by the new independent accountants would include an increase in the Company’s assets and shareholders’ equity and a reduction in its liabilities and expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GEORGE FOREMAN ENTERPRISES, INC.
By	/s/ Jeremy Anderson
Jeremy Anderson
Chief Financial Officer
December 21, 2006